Exhibit 99.1

Benihana Inc. Reports Fiscal First Quarter 2010 Results

- Conference Call to be Held Today at 5:00 PM ET -

MIAMI--(BUSINESS WIRE)--August 31, 2009--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported results for its 16-week fiscal first quarter ended July 19, 2009.

Fiscal First Quarter 2010 Results

Richard C. Stockinger, Chief Executive Officer, said, "We are operating our business in perhaps the most difficult environment we have seen in decades, and the economic downturn continues to take its toll on our industry.”

“As previously announced, we have formulated a comprehensive strategy to rebuild sales momentum through the Benihana Renewal Program and are confident that over time, we can improve guest perceptions of Benihana Teppanyaki as it relates to five key attributes of the dining experience: image, value, quality, consistency, and lack of Japan. We are improving the quality of the food and beverages, raising the level of our service standards, and creating more awareness and closer relationships with our guests so that they will celebrate their special occasions as well as their more routine ‘dining-out’ experiences with us. With the successful implementation of these initiatives, we are confident that we will pull through and emerge with a much stronger Benihana brand.”

“We are pleased with the recent performance of RA Sushi, which has turned in positive comparable sales during the quarter, and was also able to expand its restaurant operating margins.”

For fiscal first quarter of 2010, total revenues increased 1.6% to $96.0 million, compared to $94.5 million in fiscal first quarter 2009. Total restaurant sales increased 1.6% to $95.5 million in the fiscal first quarter 2010 from $93.9 million in the fiscal first quarter 2009.

For the fiscal first quarter 2010, Company-wide comparable restaurant sales were (10.1%), comprised of (13.1%) at Benihana Teppanyaki, 3.5% at RA Sushi, and (14.8%) at Haru. During the period, Benihana Teppanyaki represented approximately 66.2% of consolidated restaurant sales, while RA Sushi and Haru accounted for 23.2% and 10.6% of consolidated restaurant sales, respectively. There were a total of 1,532 store-operating weeks in the fiscal first quarter 2010 compared to 1,348 store-operating weeks in the fiscal first quarter 2009.

Restaurant operating profit for the fiscal first quarter of 2010 was $12.2 million, or 12.8% of restaurant sales, compared to $12.4 million, or 13.2% of restaurant sales a year-ago.

Marketing, general and administrative expenses for the fiscal first quarter of 2010 totaled $9.8 million, or 10.3% of restaurant sales, compared to $8.8 million, or 9.3% of restaurant sales in the same period last year.

Income from operations was $2.0 million for the fiscal first quarter of 2010, compared to income from operations of $3.4 million in the prior year quarter.

Net income for the fiscal first quarter of 2010 was $1.1 million, or $0.05 in diluted earnings per share, compared to net income of $2.2 million, or $0.12 in diluted earnings per share in the same quarter last year.

In the fiscal first quarter of 2010, the Company opened two RA Sushi restaurants in Atlanta, Georgia and Houston, Texas, and one Benihana Teppanyaki restaurant in Orlando, Florida.

The Company has completed its development plans for the fiscal year with the opening of a RA Sushi restaurant in Leawood, Kansas during the fiscal second quarter.

After the close of business yesterday, Sunday, August 30th, the Company closed its Benihana teppanyaki restaurant located in the Georgetown area of Washington, D.C.

Fiscal Year 2010 Guidance

The Company is reiterating the following guidance for fiscal year 2010:

  Total restaurant sales of $305 million to $310 million. Total restaurant operating weeks are estimated to be between 5,000 and 5,075;
  Four new restaurants, including one Benihana Teppanyaki and three RA Sushi restaurants, which have all opened;
  Cost of sales, as a percentage of sales, will hold steady to fiscal year 2009 average levels with the rollout of enhanced menu items at Benihana teppanyaki, beginning in the second fiscal quarter;
  Capital expenditures of approximately $15 million;
  Reduction in outstanding debt by approximately $6 million, resulting in an outstanding balance of approximately $27.5 million;
  Diluted earnings per share of $0.40 to $0.45. Diluted common shares outstanding are estimated to be approximately 18.7 million shares.

Conference Call Today

The Company will hold a conference call to discuss its fiscal first quarter 2010 results today at 5:00 PM ET. The conference call can be accessed live over the phone by dialing 1-888-218-8172, or for international callers, 1-913-312-0640. A replay will be available one hour after the call through September 7, 2009 and can be accessed by dialing 1-888-203-1112, or for international callers, 1-719-457-0820; the conference ID is 3410807. The call will also be webcast live from the investor relations portion of the Company's website at www.benihana.com.

About Benihana

Benihana Inc. (Nasdaq: BNHNA) (Nasdaq: BNHN) operates 98 restaurants nationwide, including 64 Benihana Teppanyaki restaurants, nine Haru sushi restaurants, and 25 RA Sushi Bar restaurants. Under development at present is one Benihana Teppanyaki restaurant. In addition, 22 franchised Benihana Teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Benihana Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(in thousands except per share data)
	Four Periods Ended
	19-Jul-09	20-Jul-08	$ Change	% Change

Revenues
Restaurant sales	$95,465	$93,925	$1,540	1.6%
Franchise fees and royalties	507	535	(28)	-5.2%
Total revenues	95,972	94,460	1,512	1.6%

Costs and Expenses
Cost of food and beverage sales	22,358	22,600	(242)	-1.1%
Restaurant operating expenses	60,910	58,920	1,990	3.4%
Restaurant opening costs	903	735	168	22.9%
Marketing, general and administrative expenses	9,821	8,776	1,045	11.9%
Total operating expenses	93,992	91,031	2,961	3.3%

Income from operations	1,980	3,429	(1,449)	-42.3%
Interest expense, net	(397)	(56)	(341)	608.9%

Income before income taxes	1,583	3,373	(1,790)	-53.1%
Income tax provision	491	1,181	(690)	-58.4%

Net income	1,092	2,192	(1,100)	-50.2%
Less: accretion of issuance costs and preferred stock dividends	333	334	(1)	-0.3%

Net income attributable to common stockholders	$759	$1,858	$(1,099)	-59.1%

Earnings Per Share
Basic earnings per common share	$0.05	$0.12	$(0.07)	58.3%
Diluted earnings per common share	$0.05	$0.12	$(0.07)	58.3%

Weighted Average Shares Outstanding
Basic	15,352	15,279	73	0.5%
Diluted	15,374	18,595	(3,221)	-17.3%

Benihana Inc. and Subsidiaries
Sales by Concept
(Unaudited)

(in thousands)
	Four Periods Ended
	19-Jul-09	20-Jul-08	$ Change	% Change

Total restaurant sales by concept:
Benihana	$63,224	$64,233	$(1,009)	-1.6%
RA Sushi	22,107	17,803	4,304	24.2%
Haru	10,134	11,889	(1,755)	-14.8%
Total restaurant sales	$95,465	$93,925	$1,540	1.6%

Comparable restaurant sales by concept:
Benihana	$55,919	$64,317	$(8,398)	-13.1%
RA Sushi	18,431	17,803	628	3.5%
Haru	10,134	11,889	(1,755)	-14.8%
Total comparable restaurant sales	$84,484	$94,009	$(9,525)	-10.1%
Benihana Inc. and Subsidiaries
Restaurant Operating Profit
(Unaudited)

(in thousands)
	Four Periods Ended
	19-Jul-09	20-Jul-08	$ Change	% Change

Restaurant sales	$95,465	$93,925	$1,540	1.6%
Cost of food & beverage sales	22,358	22,600	(242)	-1.1%
Gross profit	73,107	71,325	1,782	2.5%

Restaurant operating expenses:
Labor and related costs	33,316	33,606	(290)	-0.9%
Restaurant supplies	2,512	2,295	217	9.5%
Credit card discounts	1,813	1,795	18	1.0%
Utilities	2,773	2,727	46	1.7%
Occupancy costs	6,468	5,811	657	11.3%
Depreciation and amortization	5,663	5,581	82	1.5%
Other restaurant operating expenses	8,365	7,105	1,260	17.7%
Total restaurant operating expenses	60,910	58,920	1,990	3.4%

Restaurant operating profit	$12,197	$12,405	$(208)	-1.7%

Benihana Inc. and Subsidiaries
Restaurant Operating Margins
(Unaudited)

	Four Periods Ended
	19-Jul-09	20-Jul-08

Restaurant sales	100.00%	100.00%
Cost of food and beverage sales	23.42%	24.06%
Gross profit margin	76.58%	75.94%

Restaurant operating expenses:
Labor and related costs	34.90%	35.78%
Restaurant supplies	2.63%	2.44%
Credit card discounts	1.90%	1.91%
Utilities	2.90%	2.90%
Occupancy costs	6.78%	6.19%
Depreciation and amortization	5.93%	5.94%
Other restaurant operating expenses	8.76%	7.56%
Total restaurant operating expenses	63.80%	62.73%

Restaurant operating profit margin	12.78%	13.21%

Benihana Inc. and Subsidiaries
Balance Sheet Data
(Unaudited)

(in thousands)
	19-Jul-09	29-Mar-09

Assets
Cash and cash equivalents	$2,253	$3,891
Other current assets	13,677	13,621
Total current assets	15,930	17,512

Property and equipment, net	202,916	203,299
Goodwill	18,020	18,020
Other assets	18,031	18,296

	$254,897	$257,127

Liabilities and Stockholders’ Equity
Other current liabilities	$35,373	$36,566
Total current liabilities	35,373	36,566

Long-term debt—bank	30,855	33,351
Other liabilities	15,264	15,237
Total liabilities	81,492	85,154

Convertible preferred stock	19,562	19,536
Total stockholders’ equity	153,843	152,437

	$254,897	$257,127

CONTACT:
ICR
Raphael Gross or Tom Ryan, 203-682-8200